Exhibit 99.1

Atkore International Group Inc. Announces Gross Profit Expansion with its Full-Year Fiscal 2016 Results
Fiscal 2016 Highlights

•	Net income per diluted share increased $1.02 to $0.94; Adjusted Net income per diluted share increased $1.12 to $1.32

•	Net income increased by $64 million; Adjusted EBITDA increased by 43.3% to $235 million

•	Net income margin of 3.9%; Adjusted EBITDA Margin increased by 490 basis points to 15.5%

•	Gross profit increased by 35.2% to $369 million

•	Gross margin expanded by 840 basis points to 24.2%

•	Total debt to Adjusted EBITDA improved to 2.7x, down from 4.0x. Leverage ratio improved to 1.8x, down from 3.5x

Fourth-Quarter Highlights

•	Net sales of $416 million; Adjusted net sales increased 5.0%, driven by higher selling prices and volume

•	Gross profit increased by 31.8% to $93 million

•	Gross margin expanded by 620 basis points to 22.4%

•	Net income increased by $42.6 million; Adjusted EBITDA increased by 13.6% to $61 million

•	Net income margin of 3.7%; Adjusted EBITDA Margin increased by 110 basis points to 14.7%

HARVEY, IL. - November 29, 2016 (BUSINESS WIRE) - Atkore International Group Inc. (the “Company” or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2016 full-year and fourth quarter ended September 30, 2016 (“fourth quarter”).
“We are pleased with our fourth quarter and full fiscal year results, which delivered expanded earnings, increased margins and improved cash flow compared to the same periods in 2015," commented John Williamson, Atkore’s President and CEO. "Our continued focus on product quality, service levels, and business value strengthened the customer experience and drove greater shareholder return, despite raw material pricing volatility and changing market dynamics.”
Fiscal 2016 Full-Year Results
Net sales for fiscal 2016 decreased to $1,523.4 million, a decline of 11.9% compared to $1,729.2 million for fiscal 2015. Adjusted net sales, which exclude the Fence and Sprinkler product lines, which the Company exited in the first quarter of fiscal 2016, decreased 2.3%, compared to fiscal 2015 due to the impact of lower commodity costs, which we passed through to our customers, offset in part by the impact of an additional week during fiscal 2016.
Gross profit increased by $95.9 million to $368.7 million for fiscal 2016. Despite the challenges of year-over-year volatility in commodity costs and changing market dynamics, gross margin expanded from 15.8% in fiscal 2015 to 24.2% in fiscal 2016 due to the Company's focus on strategic pricing, improved manufacturing productivity and lower freight and warehousing costs.
SG&A expenses increased $33.6 million, or 18.1%, to $219.4 million for fiscal 2016, as compared to $185.8 million for fiscal 2015, largely driven by costs associated with the Company's initial public offering, which occurred during the third quarter of fiscal 2016.
Net income increased by $63.8 million to $58.8 million for fiscal 2016, as compared to net loss of $5.0 million for fiscal 2015. Adjusted net income increased $70.0 million to $82.6 million for fiscal 2016 compared to $12.7 million for fiscal 2015. The increase in both net income and adjusted net income was primarily driven by expanded operating margins.
Adjusted EBITDA increased by $71.1 million, or 43.3%, to $235.0 million for fiscal 2016, as compared to $164.0 million for fiscal 2015. Net income margin increased to 3.9% for fiscal 2016 and Adjusted EBITDA Margin increased from 10.6% for fiscal 2015 to 15.5% for fiscal 2016. These increases are tied to Atkore's strategic pricing initiatives while meeting customer expectations of product availability, delivery service levels and co-loading capabilities.
Basic and diluted earnings per share on a GAAP basis were $0.94 for fiscal 2016, an increase of $1.02 from fiscal 2015. Adjusted diluted earnings per share was $1.32 per share for fiscal 2016 compared to $0.20 for fiscal 2015.

The ratio of total debt to Adjusted EBITDA improved to 2.7x at September 30, 2016, down from 4.0x at September 25, 2015. The Company’s leverage ratio, defined as the ratio of net debt to Adjusted EBITDA on a trailing twelve month basis, improved to 1.8x at September 30, 2016, from 3.5x at September 25, 2015.
2016 Fourth Quarter Results
Net sales for the fourth quarter of 2016 decreased to $416.2 million, a decline of 4.9% compared to $437.8 million for the prior-year period.
Adjusted net sales, which exclude the Fence and Sprinkler product lines which the Company exited in the first quarter of fiscal 2016, increased 5.0%, as compared to the fourth quarter of 2015, driven primarily by an additional week of activity during the fourth quarter of 2016.
Gross profit increased by $22.5 million to $93.3 million for the fourth quarter of 2016, as compared to $70.8 million for the prior-year period. Gross margin expanded from 16.1% in the prior-year period to 22.4% in the fourth quarter. Gross margin increased primarily due to the Company's ability to pass through its material cost increases and execute our strategic pricing initiatives by meeting customer expectations and improved productivity in manufacturing freight and warehousing costs.
SG&A expenses increased $1.9 million, or 3.4%, to $57.0 million for the fourth quarter, as compared to $55.1 million for the prior-year period.
Net income increased by $42.6 million to net income of $15.6 million for the fourth quarter, as compared to net loss of $27.1 million for the prior-year period. Adjusted net income increased $34.6 million to adjusted net income of $22.5 million compared to an adjusted net loss of $12.1 million for prior-year period. The increase in both net income and adjusted net income was primarily driven by the Company's expanded operating margins.
Adjusted EBITDA increased by $7.4 million, or 13.6%, to $61.4 million for the fourth quarter, as compared to $54.0 million for the prior-year period. Net income margin increased from a net loss margin of 6.2% to net income margin of 3.7% and Adjusted EBITDA Margin increased from 13.6% to 14.7%.
Basic and diluted earnings per share on a GAAP basis were $0.25 and $0.24, respectively, for the quarter. Adjusted diluted earnings per share increased by $0.11 to $0.35 per share for the fourth quarter as compared to diluted loss of $0.19 per share for the prior-year period.
Segment Results
Electrical Raceway
Electrical Raceway net sales increased $18.8 million, or 7.4%, to $273.4 million for the fourth quarter, as compared to $254.6 million for the prior-year period, primarily due to the additional week during the fourth quarter of fiscal 2016. Net sales decreased $17.5 million, or 1.7%, to $988.1 million for fiscal 2016 compared to $1,005.6 million for fiscal 2015.
Adjusted EBITDA increased $12.6 million, or 38.2%, to $45.5 million for the fourth quarter, as compared to $32.9 million for the prior-year period, and Adjusted EBITDA Margin increased from 12.9% to 16.7%. Adjusted EBITDA increased $67.9 million, or 63.6%, to $174.6 million for fiscal 2016 compared to $106.7 million for fiscal 2015. Adjusted EBITDA Margin increased from 10.6% to 17.7%. The quarterly and full-year increases were primarily attributable to our ability to maintain an average selling price, which decreased less than the decrease in raw material costs due to our ability to execute the Company's strategic pricing strategy.
Mechanical Products & Solutions
MP&S net sales declined $40.2 million, or 21.9%, to $143.3 million for the fourth quarter, as compared to $183.6 million for the prior-year period. Adjusted net sales, which exclude the Fence and Sprinkler businesses, increased $1.2 million, or 0.8%, due to an additional week during the fourth quarter of fiscal 2016, offset in part by lower volume of products sold.

Net sales declined $187.6 million, or 25.9% to $537.1 million for fiscal 2016 compared to $724.8 million for fiscal 2015. Adjusted net sales, which exclude the Fence and Sprinkler businesses, declined $16.9 million, or 3.1% due to lower average selling prices and lower volume resulting from lower demand impacting certain end markets, offset in part by an additional week during fiscal 2016.
Adjusted EBITDA decreased $2.9 million, or 10.7%, to $23.8 million for the fourth quarter as compared to the prior-year period. Adjusted EBITDA Margin decreased to 16.6% from 18.8% in the fourth quarter of 2015 due to the mix of products sold.
Adjusted EBITDA increased $9.0 million, or 11.3%, to $88.6 million for fiscal 2016 compared to $79.6 million for fiscal 2015. Adjusted EBITDA Margin increased to 16.7% from 14.6% in fiscal 2015 due to improved productivity in manufacturing including lower freight and warehouse costs.
Conference Call Information
Atkore management will host a conference call today, November 29, 2016, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until December 13, 2016. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13648699.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.
To learn more about the Company please visit the company's website at http://investors.atkore.com.
About Atkore International Group Inc.
Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,200 people at 52 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.
Contact:

Keith Whisenand
Vice President - Investor Relations
708-225-2124
KWhisenand@atkore.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed under the caption “Risk Factors” in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 29, 2016 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the U.S. and international markets in which we operate; weakness or another downturn in the U.S. non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to “conflict minerals”; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; the significant influence our majority stockholder will have over corporate decisions; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.
Non-GAAP Financial Information
This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP") . Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted Net Sales

We present Adjusted net sales to facilitate comparisons of reported net sales from period to period within our MP&S segment. In August 2015, we announced plans to exit the Fence and Sprinkler product lines in order to re-align our long-term strategic focus. These product lines were exited during the first quarter of fiscal 2016. Management uses Adjusted net sales to evaluate our ongoing business operations, which no longer include Fence and Sprinkler. We define Adjusted net sales as reported net sales excluding net sales directly attributable to Fence and Sprinkler.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business. We use Adjusted EBITDA and Adjusted EBITDA Margin in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. We define Adjusted EBITDA as net income (loss) before: depreciation and amortization, gain on extinguishment of debt, interest expense (net), income tax expense (benefit), restructuring and impairments, net periodic pension benefit cost, stock-based compensation, impact from anti-microbial coated sprinkler pipe, or “ABF,” product liability, consulting fees, legal settlements, transaction costs, other items, and the impact from our Fence and Sprinkler exit. We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA as a profitability measure in evaluating the performance of our business. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Adjusted net sales.

Adjusted Net Income and Adjusted Earnings per Share

We use Adjusted net income and Adjusted earnings per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income (loss) before consulting fees, stock-based compensation expense and other items, including the impact from our Fence and Sprinkler exit. We define Adjusted earnings per share as basic and diluted earnings per share excluding the per share impact of consulting fees, stock-based compensation and other items, including the impact from our Fence and Sprinkler exit.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve month basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2016	September 25, 2015	September 30, 2016	September 25, 2015
Net sales	$416,239	$437,814	$1,523,384	$1,729,168
Cost of sales	322,897	366,980	1,154,702	1,456,375
Gross profit	93,342	70,834	368,682	272,793
Gross Margin	22.4%	16.2%	24.2%	15.8%
Selling, general and administrative	56,985	55,124	219,397	185,815
Intangible asset amortization	5,583	6,328	22,238	22,103
Asset impairment charges	129	27,937	129	27,937
Operating income (loss)	30,645	(18,555)	126,918	36,938
Interest expense, net	11,181	11,185	41,798	44,809
Loss on extinguishment of debt	—	—	(1,661)	—
Income (loss) before income taxes	19,464	(29,740)	86,781	(7,871)
Income tax expense (benefit)	3,892	(2,689)	27,985	(2,916)
Net income (loss)	$15,572	$(27,051)	$58,796	$(4,955)

Weighted-Average Common Shares Outstanding
Basic	62,492	62,498	62,486	62,527
Diluted	64,269	62,498	62,820	62,527
Net income (loss) per share
Basic	$0.25	$(0.43)	$0.94	$(0.08)
Diluted	$0.24	$(0.43)	$0.94	$(0.08)

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2016	September 25, 2015
Assets
Current Assets:
Cash and cash equivalents	$200,279	$80,598
Accounts receivable, less allowance for doubtful accounts of $1,006 and $1,173, respectively	192,090	216,992
Inventories, net	161,465	161,924
Assets held for sale	6,680	3,313
Prepaid expenses and other current assets	22,407	18,665
Total current assets	582,921	481,492
Property, plant and equipment, net	202,692	224,284
Intangible assets, net	254,937	277,175
Goodwill	115,829	115,829
Deferred income taxes	945	1,087
Non-trade receivables	7,244	13,932
Total Assets	$1,164,568	$1,113,799
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$1,267	$2,864
Accounts payable	114,118	109,847
Income tax payable	2,326	515
Accrued and other current liabilities	87,111	97,272
Total current liabilities	204,822	210,498
Long-term debt	629,046	649,344
Deferred income taxes	12,834	14,557
Other long-term tax liabilities	6,838	13,319
Pension liabilities	35,172	28,126
Other long-term liabilities	18,610	41,678
Total Liabilities	907,322	957,522
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 62,458,367 and 62,453,437 shares issued and outstanding, respectively	626	626
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	398,292	352,505
Accumulated deficit	(113,142)	(173,241)
Accumulated other comprehensive loss	(25,950)	(21,033)
Total Equity	257,246	156,277
Total Liabilities and Equity	$1,164,568	$1,113,799

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	September 30, 2016	September 25, 2015
Operating activities:
Net income (loss)	$58,796	$(4,955)
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on sale of fixed assets and assets held for sale	(357)	1,240
Impairment of assets	129	27,937
Depreciation and amortization	55,017	59,465
Amortization of debt issuance costs and original issue discount	3,586	3,631
Deferred income taxes	2,556	(3,650)
Loss on extinguishment of debt	(1,661)	—
Provision for losses on accounts receivable and inventory	3,021	546
Stock-based compensation expense	21,127	13,523
Other adjustments to net income	(190)	—
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	24,538	7,038
Inventories	(2,437)	67,509
Prepaid expenses and other current assets	(2,986)	(616)
Accounts payable	4,061	(43,710)
Income taxes	1,005	(3,814)
Accrued and other liabilities	(9,551)	16,311
Other, net	(8)	618
Net cash provided by operating activities	156,646	141,073
Investing activities:
Capital expenditures	(16,830)	(26,849)
Proceeds from sale of properties and equipment	75	1,451
Proceeds from sale of assets held for sale	2,400	—
Acquisitions of businesses, net of cash acquired	—	(30,549)
Proceeds from sale of an investment	1,328	4,844
Other, net	132	(78)
Net cash (used for) continuing investing activities	(12,895)	(51,181)
Net cash provided by discontinued investing activities	—	4,540
Net cash (used for) investing activities	(12,895)	(46,641)
Financing activities:
Borrowings under credit facility	—	788,000
Repayments under credit facility	—	(828,000)
Proceeds from short-term debt	—	1,692
Repayments of short-term debt	(1,619)	(1,661)
Repayments of long-term debt	(22,175)	(4,200)
Issuance of common stock	52	49
Repurchase of common stock	—	(882)
Payment for debt financing costs and fees	—	(102)
Proceeds from foreign exchange forward option	—	999
Other, net	(166)	(1)
Net cash (used for) financing activities	(23,908)	(44,106)
Effects of foreign exchange rate changes on cash and cash equivalents	(162)	(3,088)
Increase in cash and cash equivalents	119,681	47,238
Cash and cash equivalents at beginning of period	80,598	33,360
Cash and cash equivalents at end of period	$200,279	$80,598
Supplementary Cash Flow information
Interest paid	$49,855	$41,460

Income taxes paid, net of refunds	30,859	4,759
Capital expenditures, not yet paid	525	327
Non-cash preferred stock dividends	—	—
Reclassification of stock-based compensation liability	43,870	—

The following table presents reconciliations of Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands)	September 30, 2016	September 25, 2015	September 30, 2016	September 25, 2015
Net income (loss)	$15,572	$(27,051)	$58,796	$(4,955)
Depreciation and amortization	14,953	16,092	55,017	59,465
Gain on extinguishment of debt	—	—	(1,661)	—
Interest expense, net	11,181	11,185	41,798	44,809
Income tax expense (benefit)	3,892	(2,689)	27,985	(2,916)
Restructuring & impairments	1,701	32,061	4,096	32,703
Net periodic pension benefit cost	110	144	441	578
Stock-based compensation	4,230	11,061	21,127	13,523
ABF product liability impact	212	(1,899)	850	(216)
Consulting fees	—	875	15,425	3,500
Legal settlements	82	—	1,382	—
Transaction costs (a)	2,484	2,009	7,832	6,039
Other (b)	6,947	9,975	1,103	14,305
Impact of Fence and Sprinkler exit	—	2,236	811	(2,885)
Adjusted EBITDA	$61,364	$53,999	$235,002	$163,950

(a) Represents costs associated with the Company's initial public offering and acquisition and divestiture-related activities.
(b) Represents other items, such as lower-of-cost-or-market inventory adjustments, release of indemnified uncertain tax positions and the impact of foreign exchange gains or losses related to our divestiture in Brazil.

The following tables represent reconciliations of Adjusted net sales to net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Fiscal year ended
	September 30, 2016					September 25, 2015
(in thousands)	Net sales	Impact of Fence and Sprinkler exit	Adjusted net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Impact of Fence and Sprinkler exit	Adjusted net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$988,125	$—	$988,125	$174,588	17.7%	$1,005,579	$—	$1,005,579	$106,717	10.6%
Mechanical Products & Solutions	537,132	(7,816)	529,316	$88,551	16.7%	724,762	(178,593)	546,169	$79,553	14.6%
Eliminations	(1,873)	—	(1,873)			(1,173)	—	(1,173)
Consolidated operations	$1,523,384	$(7,816)	$1,515,568			$1,729,168	$(178,593)	$1,550,575

	Three Months Ended
	September 30, 2016					September 25, 2015
(in thousands)	Net sales	Impact of Fence and Sprinkler exit	Adjusted net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Impact of Fence and Sprinkler exit	Adjusted net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$273,401	$—	$273,401	$45,532	16.7%	$254,596	$—	$254,596	$32,937	12.9%
Mechanical Products & Solutions	143,303	—	143,303	$23,827	16.6%	183,551	(41,433)	142,118	$26,696	18.8%
Eliminations	(465)	—	(465)			(333)	—	(333)
Consolidated operations	$416,239	$—	$416,239			$437,814	$(41,433)	$396,381

The following table presents reconciliations of Adjusted net sales to net sales for Atkore International Group Inc. for the periods presented:

	Three Months Ended				Fiscal year ended
($ in thousands)	September 30, 2016	September 25, 2015	Change	% Change	September 30, 2016	September 25, 2015	Change	% Change
Net sales	$416,239	$437,814	$(21,575)	(4.9)%	$1,523,384	$1,729,168	$(205,784)	(11.9)%
Impact of Fence and Sprinkler exit	—	(41,433)	41,433	*	(7,816)	(178,593)	170,777	(95.6)%
Adjusted net sales	$416,239	$396,381	$19,858	5.0%	$1,515,568	$1,550,575	$(35,007)	(2.3)%

Adjusted EBITDA	$61,364	$53,999	$7,365	13.6%	$235,002	$163,950	$71,052	43.3%
Adjusted EBITDA Margin	14.7%	13.6%			15.5%	10.6%

* Not meaningful

The following table presents reconciliations for Adjusted net income to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2016	September 25, 2015	September 30, 2016	September 25, 2015
Net income	$15,572	$(27,051)	$58,796	$(4,955)
Stock-based compensation	4,230	11,061	21,127	13,523
Consulting fee	—	875	15,425	3,500
Other (a)	6,947	9,975	1,103	14,305
Impact of Fence and Sprinkler exit	—	2,236	811	(2,885)
Pre-tax adjustments to net income	11,177	24,147	38,466	28,443
Tax effect @ 38%	(4,247)	(9,176)	(14,617)	(10,808)
Adjusted net income	$22,502	$(12,080)	$82,645	$12,680

Weighted-Average Common Shares Outstanding
Basic	62,492	62,498	62,486	62,527
Diluted	64,269	62,498	62,820	62,527

Net income (loss) per share
Basic	$0.25	$(0.43)	$0.94	$(0.08)
Diluted	$0.24	$(0.43)	$0.94	$(0.08)

Adjusted Net income (loss) per share
Basic	$0.36	$(0.19)	$1.32	$0.20
Diluted	$0.35	$(0.19)	$1.32	$0.20
(a) Represents other items, such as lower-of-cost-or-market inventory adjustments, release of indemnified uncertain tax positions and the impact of foreign exchange gains or losses related to our divestiture in Brazil.

The following table presents reconciliations of Net Debt to Total Debt for the periods presented:

($ in thousands)	September 30, 2016		September 25, 2015		September 26, 2014
Short-term debt and current maturities of long-term debt	$1,267		$2,864		$42,887
Long-term debt	629,046		649,344		649,980
Total Debt	630,313		652,208		692,867
Less cash and cash equivalents	200,279		80,598		33,360
Net Debt	$430,034		$571,610		$659,507

Adjusted EBITDA	$235,002		$163,950		$126,597

Total debt/Adjusted EBITDA	2.7	x	4.0	x	5.5	x
Net debt/Adjusted EBITDA	1.8	x	3.5	x	5.2	x